                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Talley Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     Shareholders' Committee to Remove Entrenched and Arrogant Management.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

             ADDITIONAL INFORMATION REGARDING THE MEMBERS OF SCREAM

     The following information is provided pursuant to Rule 14a-11(b) of Regulation 14A under the Securities Exchange Act of 1934, as amended.

IDENTITY OF THE MEMBERS OF SCREAM

     SCREAM is composed of four Talley shareholders -- Saad A. Alissa, Robert T. Craig, William B. Danzell and Ralph A. Rockow -- all of whom may be deemed to be "participants" in SCREAM's upcoming proxy solicitation efforts by virtue of their agreement to act together in forming SCREAM and soliciting proxies on its behalf.

SHARE OWNERSHIP INFORMATION

     The following table sets forth the number of shares of voting securities owned beneficially by each of the participants in SCREAM's proxy solicitation. No such participant owns any Talley securities other than shares of Talley Common Stock or owns any such shares of record but not beneficially.

       NAME                  NUMBER OF SHARES HELD
-------------------        --------------------------
Saad A. Alissa             1,121,000 Common Shares(1)
Robert T. Craig            1,000 Common Shares
William B. Danzell         4,950 Common Shares
Ralph A. Rockow            350,000 Common Shares

(1) Consists of (i) 34,000 shares held directly by Mr. Alissa; (ii) 721,000 shares held by Financial Investors Limited ("FIL"), a wholly owned subsidiary of Abdullatif Ali Alissa Est., a sole proprietorship organized under the laws of the Kingdom of Saudi Arabia, of which Mr. Alissa is the President; and (iii) 365,900 shares held by General Investors Limited ("GIL"), a Cayman Islands corporation of which Mr. Alissa is the sole shareholder. Mr. Alissa serves as the sole director and Secretary of FIL and GIL.

INTERESTS OF PARTICIPANTS IN THE SCREAM PROXY SOLICITATION

     Except through the Common Stock ownership set forth above, none of the participants have any interest, by security holdings or otherwise, in the Company.

     SCREAM intends to bear the costs of its proxy solicitation. However, because SCREAM believes that its solicitation is in the interests of the Company and its shareholders, SCREAM expects to seek reimbursement of its expenses for the solicitation from Talley's Board of Directors. In addition, Saad A. Alissa has agreed to indemnify the SCREAM nominees against liabilities incurred as a consequence of their status as such.

                TALLEY INDUSTRIES, INC. SHAREHOLDERS' COMMITTEE
                  TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT

       AN OPEN LETTER TO THE PARTICIPANTS IN THE TALLEY SAVINGS PLUS PLAN

Dear Participants:

     SCREAM, the Shareholders' Committee to Remove Entrenched and Arrogant Management of Talley Industries, Inc., is soliciting proxies to be used at Talley's 1997 Annual Meeting. As set forth in more detail in SCREAM's proxy statement, Saad A. Alissa is the driving force behind SCREAM.

     At Talley's 1996 Annual Meeting, Mr. Alissa submitted a shareholder proposal like SCREAM Proposal No. 4, calling for redemption of the Rights Plan or submission of the matter to a binding vote of shareholders. As a result of inclusion of that shareholder proposal in Talley's proxy materials, many other shareholders communicated with Mr. Alissa.

     One communication, a self-styled white paper entitled "The Saga of Talley Industries and It's [sic] Mismanagement" from a "Committee of Employee Stockholders" was, in the Committee's words, "presented by the disgruntled employee stockholders who cannot express their views for fear of Corporate recriminations and loss of employment."

     Mr. Alissa and the other members of SCREAM, together with their legal and other advisers, are sensitive to employees' concerns for the confidentiality and secrecy of their votes at the 1997 Annual Meeting. Accordingly, the following provision was included in a Stipulation and Order, agreed to by Talley, settling Mr. Alissa's suit against Talley to obtain a stockholders' list and related information:

        Neither the Company nor any of its directors, officers, employees, agents or representatives shall obtain or seek to obtain, or make use of, any information regarding whether or how shares in the ESOPs [Talley employee stock ownership, stock option or similar plans or programs] have been or will be voted (other than the total number of votes or abstentions on a matter which is the subject of a shareholder vote).

     Simply stated, Mr. Alissa and SCREAM's advisers have taken steps to provide for the secrecy, and to protect the confidentiality, of the votes cast by employees in giving their proxies for use at the 1997 Annual Meeting. Thus, an employee who supports SCREAM and opposes management may vote his shares as recommended by SCREAM without undue fear of corporate reprisal.

     Thank you for your attention. Please sign and return the BLUE proxy card(s) to vote in favor of SCREAM's nominees and proposals. Please contact Beacon Hill Partners with any questions, at 212-843-8500 (call "collect") or 800-854-9486 (toll free).

                                          Sincerely,

                                          SCREAM

April 16, 1997